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                                 EXHIBIT (99-5)

          Directors and Officers (Fourth) Liability Binder of Insurance

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COMPANY:                   Allied World Assurance Company, Ltd.
                           The Bermuda Commercial Bank Building
                           43 Victoria Street
                           Hamilton HM 12
                           Bermuda

It is hereby understood and agreed that in reliance upon the application and all statements therein, which form a part of this policy, coverage is bound as follows:

Insured Name:              Procter & Gamble Company (The)

Insured Address:           One Procter & Gamble Plaza, Cincinnati, OH 45202, USA

Insurance Company:         Allied World Assurance Company Ltd.

Insurance Carrier:         Allied World Assurance Company Ltd.

Underwriter:               James Perry

Type of Insurance:         Directors and Officers Insurance

Policy Form:               Follow Form

AWAC Policy Form:          Excess D&O (1/03)

Policy Trigger:            Claims Made

Policy No:                 C000539/003

Policy Period:             6/30/2004 to 6/30/2005

Currency:                  United States Dollars

Coverage Layer Limits:          USD $25,000,000 per claim
                                USD $25,000,000 annual aggregate

                                Excess of

                                USD $75,000,000 per claim
                                USD $75,000,000 annual aggregate

Pending or Prior Litigation Date:   6/30/2002

AWAC Participation of Covered Layer Limits: 100%

AWAC Limits:               $25,000,000

AWAC Premium:              $892,500

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Commission:                12%

Binder Expiry Date:        Coverage held by binder until AWAC layer issued.

Applicable Endorsements:   Reliance Endorsement (removed if Assignment Letter
                           completed)

Follow Form:               a)  Company              ACE Bermuda

                           b)  Policy No.:          PG-10151D

                           c)  Policy Period:       6/30/2004 to 6/30/2005

                           d)  Policy Limits:       $25,000,000 Per Claim

                                                    $25,000,000 Annual Aggregate

                           e)  Premium:             $1,050,000

                           f)  Policy Form:         ACE D&O 03/00

                           g)  Endorsements:        Follow the primary binder
                                                    on endorsements

                           ENDORSEMENTS AWAC WILL NOT FOLLOW:

                           1. State Amendatory, Choice of Law, or Arbitration
                              Endorsements;

                           2. Underlying sub-limits, however we will recognize
                              erosion;

TERMS AND CONDITIONS

1. This binder is strictly conditioned upon no material change in the risk occurring between the date of this letter and the inception date of the policy period listed on page one (including any claim or notice of circumstances which may he reasonably expected to give rise to a claim under any policy of which the policy being proposed by this letter is a renewal, replacement or excess of). In the event of such change in risk, the Insurer may at its sole discretion, whether or not this binder has already been accepted by the Insured, modify and/or withdraw this binder.

2. In the event any Underlying Policy contains terms and conditions more restrictive than the Followed Policy, then the Insurer's coverage shall under no circumstances be broader than the most restrictive terms and conditions contained in the Followed Policy or any Underlying Policy.

(Premium Payment)

3. Binding is subject to payment of premium on or before 15 calendar days after the inception of the Policy Period listed on page one or the policy will be canceled automatically retroactively to the inception date.


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(Taxes)

4. With respect to United Kingdom Insurance Premium Tax, any tax due is payable by the Insured, but collection is required by the Insurer as its agent. We are unable to determine what UKIPT, if any, is due. Please complete the UKIPT Questionnaire and return to us prior to binding the insurance contract. If we do not receive same, the Insured shall be responsible to the United Kingdom authorities for any UKIPT monies and penalties due.

5. The premium payable to the insurer does not include any amount with respect to insurance premium taxes or excise taxes. Under the terms of the proposal, it is the obligation of the Insured to be liable for and pay any insurance premium taxes or excise taxes either itself or through its broker. Allied World Assurance Company, Ltd will be indemnified and fully reimbursed by the Insured for any premium taxes (and costs associated with collection, including legal costs) in the event the insured or its broker fails to pay.

(Extended Reporting Period)

6. Unless specifically stated otherwise in the comments section of this document, the Extended Reporting Period will be 150% of the annual premium for 12 months. The cost of discovery, as a percentage of the annual premium, shall in no event be less than the highest percentage of any Underlying Policy.

SUBJECTIVITIES:                                                        DUE DATE:

This binder is subject to receipt, review and acceptance of the following information:

1.    Final review and acceptance of prospective changes to
      underlying language.                                             7/7/2004

2.    Copy of the underlying policies when issued. We will
      be able to issue our policy upon receipt of materially
      correct primary and followed policies.                          6/30/2005

3.    We would accept our properly executed Assignment Letter
      instead of the Reliance Endorsement at the client's option.      7/7/2004

ADDITIONAL COMMENTS

This is follow form of ACE BDA's $25x50MM layer, and is excess of: CODA primary $25MM limit for $985,000 annual premium (6/28/04 bdr, DIC cover only), XL $25x25MM for $738,750 (6/29/04 bdr, excess DIC), and ACE BDA $25x50MM for $1,050,000 (6/29/04 bdr, ABC coverage, $50MM retention, we follow this)

/s/ JAMES PERRY
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James Perry